UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Westside Energy Corporation

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On January 2, 2008, Westside Energy Corporation (the “Company”) announced that it has entered into a definitive agreement to combine with privately held Crusader Energy Group (which includes Knight Energy Group, LLC; Knight Energy Group II, LLC; Knight Energy Management, LLC; Crusader Energy Group, LLC; Crusader Management Corporation; RCH Upland Acquisition, LLC; and Hawk Energy Fund I, LLC). Set forth below a press release issued by the Company on March 18, 2008.

FOR IMMEDIATE RELEASE

For Further Information

Contact: Sean J. Austin

Vice President and CFO

(214) 522-8990 x 1117

www.westsideenergy.com

WESTSIDE ENERGY PROVIDES UPDATE

DALLAS – (PR Newswire) – March 18, 2008 – Westside Energy Corporation (AMEX: WHT), an oil and gas company with operations focused on the exploration and development of natural gas in the Barnett Shale play in North Texas, today provided an interim update.

Operations:

With the net production additions of approximately 2 MMCFE per day from recently completed wells, partially offset by the initial, expected steep decline of the 11 wells put on line over the last few months, Westside’s current net production is approximately 6 MMCFE per day. Since its last update on November 27, 2007, Westside has completed three additional wells in Johnson County, one in Hill County and two in the North Program area. Current operations include one well completed and unloading frac fluid, one well waiting on completion and two wells drilling ahead in Hill County. Over the next two months, additional drilling is planned, including a well in Hill County, two in Johnson County and one in Denton County, further enhancing our base production levels. The well currently waiting on completion in Hill County is the first in the southern acreage contributed by Westside’s joint exploration partner. An additional 1,300 gross acres have been added in this area, and plans are to add a second rig to expand joint Hill County drilling activity later this year.

Risk Management:

Through the use of costless collars, Westside has hedged an additional 3,500 MCF per day of its production for the next year in two tranches. Price parameters for these additional risk management positions are as follows:

Tranche	Volume (MCF/D)	Price ($/MCF)		Period
		Floor	Ceiling
I	2,500	$8.00	$10.35	March 08 – February 09
II	1,000	$9.00	$12.00	April 08 – March 09

Combination with Crusader:

On February 13, 2008, Westside filed its preliminary proxy statement covering the previously announced proposed combination with the Crusader Energy Group (which includes seven privately held companies engaged in the oil and gas business). Westside has received comments from the Securities and Exchange Commission with respect to its preliminary proxy and is in the process of responding to those comments.

The proposed combination will be submitted to Westside’s stockholders for their consideration, and Westside will file with the SEC a definitive proxy statement to be used by Westside to solicit the approval of its stockholders for the proposed combination. Westside may also file other documents concerning the proposed combination. Current and potential stockholders are urged to read the proxy statement regarding the proposed combination when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement. They will contain important information. Free copies of the proxy statement, as well as other filings containing information about Westside will be available at the SEC’s Internet Site (http://www.sec.gov). When issued, copies of the proxy statement may also be obtained, without charge, by directing a request to: Westside Energy Corporation, 3131 Turtle Creek Blvd Suite 1300, Dallas, Texas 75219, or by telephone at (214) 522-8990. Westside and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Westside in connection with the proposed combination. Additional information regarding the interests of those participants may be obtained by reading the proxy statement regarding the proposed acquisition when it becomes available.

Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in Westside’s periodic reports and other documents filed with the SEC. Actual results may vary materially.

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